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                                                                    Exhibit 99.1

  (LOGO)                                                                (LOGO)
MELLON BANK                                                             DREYFUS

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MELLON BANK CORPORATION                         THE DREYFUS CORPORATION

MEDIA:
Thomas W. Butch                                 Diane M. Coffey
(412) 234-6436                                  (212) 922-6070

ANALYSTS:
Donald J. MacLeod
(412) 234-5601


FOR IMMEDIATE RELEASE

MELLON AND DREYFUS COMPLETE MERGER
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PITTSBURGH/NEW YORK, Aug. 24, 1994--Mellon Bank Corporation and The Dreyfus
Corporation today completed their merger, the largest combination of a banking firm and a mutual fund company in the history of the financial services industry.

As a result of the merger, Mellon becomes the nation's second largest investment management firm, with assets under management totaling approximately $200 billion. Mellon also becomes the largest bank manager of mutual funds, and its annual revenues are expected to exceed $3 billion--more than half in the form of fees for services.

The value of the transaction, $1.8 billion, was accounted for as a pooling of interests. Dreyfus shareholders received 0.88017 shares of Mellon Bank Corporation common stock for each of the approximately 36.6 million Dreyfus shares outstanding. Based on yesterday's closing price for Mellon Bank Corporation common stock, the transaction has a value of $51.27 per Dreyfus common share.

"Today's landmark merger represents an exciting new chapter in Mellon's 125-year history," said Frank V. Cahouet, chairman, president and chief executive officer of Mellon Bank Corporation. "We are delighted to be joining forces with one of the largest and best-known mutual fund companies in the United States. This merger, together with our 1993 acquisition of The Boston Company, positions Mellon as a leader in serving the investing public and is a powerful reflection of our evolution into a diversified financial services company with a bank at its core. It provides Mellon a position of sustainable leadership in the financial industry's high-growth business of the 1990s and into the 21st century and strengthens our ability to meet our customers' need for superior investment and banking products."


                                    -more-

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Mellon/Dreyfus Merger
Aug. 24, 1994

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"Together, Dreyfus and Mellon achieved a breakthrough in the financial services industry today," said Howard Stein, chairman and chief executive officer of The Dreyfus Corporation. "Increasingly, Americans are investors as well as savers, and this merger creates a clear path to meeting the full financial needs of the public. Together, we are the lead--forging a new direction and a new entity in the world of mutual funds. This new organization will set the standard for personal investment services and lifetime financial care in the years to come."

Under the terms of the agreement, Dreyfus will operate as a subsidiary of Mellon Bank, N.A. Dreyfus will retain its New York headquarters and maintain its board of directors, executive management and fund managers. All proprietary mutual funds managed within Mellon Bank Corporation will be offered under the Dreyfus name.

Stein continues as chairman and chief executive officer of Dreyfus, and Joseph
S. DiMartino continues as president of Dreyfus. An executive committee-- comprising Stein, DiMartino, Cahouet of Mellon and W. Keith Smith, vice chairman of Mellon and head of Mellon Trust--will oversee the activities of Dreyfus.

Stein, DiMartino and Edward J. McAniff, a partner in the Los Angeles law firm of O'Melveny & Myers, have been elected to the board of directors of Mellon Bank Corporation. Cahouet and Smith have been elected to the board of directors of Dreyfus.

In connection with the transaction, Mellon will record a one-time after tax charge to earnings of approximately $85 million, reflecting various merger expenses. The charge will be reflected in Mellon's third quarter 1994 results.

Reflecting the merger, Mellon Bank Corporation's return on assets improves to about 1.7 percent and its proportion of fee revenue relative to total revenue increases to approximately 53 percent. In addition, the Corporation's common equity, tangible common equity (excluding goodwill, core deposits and other identified intangibles) and leverage capital ratios improve by approximately 200 basis points, to 9.8 percent, 7.3 percent and 9.5 percent, respectively.

The Dreyfus Corporation, established in 1951, is one of the nation's leading financial services companies. Headquartered in New York City, Dreyfus manages or administers more than $70 billion in over 140 mutual fund portfolios.

With post-merger balance sheet assets of approximately $38 billion and post-merger assets under management or administration of more than $800 billion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh, providing a full range of banking and investment services and products to individuals and small, mid-sized and large companies and institutions.